Exhibit 10.28

January 7, 2015

Puneet Arora
3905 Jamie Place
San Ramon, Ca 94582

RE: SVP of Global Sales

Dear Puneet,

On behalf of 8x8, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of SVP of Global Sales beginning January 5, 2015. The terms of your new employment relationship with the Company will be as set forth below and will be subject to the approval of the Company's Chief Executive Officer.

1.    Position. You will become SVP of Global Sales. As such, you will have responsibilities as determined by the Company's Chief Executive Officer. Your duties and responsibilities are subject to change depending on the needs of the Company.

2.    Compensation.

  Base Salary. You will be paid an annualized salary of $275,000 payable in accordance with the Company's standard payroll policies subject to normal required withholding.

  Salary Review. Your base salary will be reviewed as part of the Company's normal salary review process.

  Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

3.    Commission Plan. Starting with FQ4 2015 (January 5, 2015), while you are Senior Vice President of Global Sales you will be eligible to participate in a Commission Incentive Plan, with a target annual commission of $150,000 earned quarterly based on achievement of quarterly quota. In month one and two of the quarter you will receive a recoverable draw of $12,000 each month with a true up at quarter end based on actual quarterly results in accordance with your Incentive Compensation Plan. In addition you will receive an annual $75,000 bonus tied to MBOs that will be determined by the Chief Executive Officer. 40% will be paid based on quarterly targets and 60% based on annual targets. For FQ4 2015 you will have a commission of $37,500 at target and $18,750 bonus tied to MBOs as determined for FQ415 by the Chief Executive Officer.

4.    Stock Awards.

  Initial Equity Grants: Subject to approval by the Board of Directors, you will receive the following awards of stock-based compensation, with the number of shares subject to each award to be calculated by dividing the value of each award stated below based on 30 trading-day average closing price of a share of the Company's Common Stock immediately prior to the grant date, and vesting commencing on the your start date:

    a nonstatutory stock option valued at $600,000 to purchase shares of Common Stock at an exercise price per share equal to Market Value on the grant date, vesting as to one- fourth (1/4) of the shares subject to the option on the first anniversary of your start date and as to one thirty-sixth (1/36) of the remaining shares at the end of each consecutive month thereafter , subject to your continued employment or other association with the Company;

    RSUs for shares of Common Stock valued at $300,000 which vest at a rate of one-fourth (1/4) of the shares after the 1st, 2nd, 3rd, 4th anniversary of your start date, subject to your continued employment or other association with the Company.

    RSUs for shares of Common Stock valued at $150 ,000, which shares are subject to two vesting conditions: (A) none of such RSUs shall vest unless and until the average of the Market Value of the Common Stock exceeds 150% of the Market Value on grant date for at least one period of 30 consecutive trading-days during the four-year period following your start date; and (B) if condition (A) is met, then 25% of such RSUs will vest on each consecutive anniversary of your start date, subject to your continued employment or other association with the Company. If condition (A) is met prior to an annual vesting date in condition (B), the unvested RSUs shall remain subject to the annual vesting requirement in condition (B). If condition (A) is not met within the four-year period, none of such RSUs will ever vest;

    RSUs for shares of Common Stock ("TSR Performance Shares") valued at $150,000, which shares will vest subject to your continued service and the performance of the price per share of the Common Stock relative to the NASDAQ Composite Index ("'IXIC) over the following three measurement periods:

      25% of the TSR Performance Shares can be earned between the grant date and June 30, 2016;

      5013776 % of the TSR Performance Shares can be earned between the grant date and June 30, 2017;

      25% of the TSR Performance Shares can be earned between the grant date and June 30, 2018;

  where in each such measurement period, (1) if the performance return on the price per share of Common Stock exceeds the performance return on the NASDAQ Composite Index, (which shall be determined by subtracting the percentage return on the NASDAQ Composite Index from the percentage return on the price per share of the Common Stock), then all of the TSR Performance Shares for such measurement period will be deemed earned and will vest; (2) if the performance return on the price per share of Common Stock is more than 50% lower than the performance return on the NASDAQ Composition Index, then none of the TSR Performance Shares for such measurement period will be deemed earned or vest; and (3) if the performance return on the price per share of Common Stock is between 0% and 50% lower than the performance return on the NASDAQ Composite Index, then the number of TSR Performance Shares deemed earned and vesting for such measurement period will be reduced by 2% for each 1% by which the performance return on the NASDAQ Composite Index exceeds the performance return on the Common Stock. The performance return on each of the price per share of Common Stock and the NASDAQ Composite Index will be determined in the manner described in SEC Regulation S-K, Item 201(e)(1) , which assumes a dollar amount invested in each at the applicable price of the Common Stock and the NASDAQ Composite Index at the beginning of the measurement period, and which shall be compared with the dollar value of the investment at the end of the measurement period based on the 30-day trading average price of each of the Common Stock and the NASDAQ Composite Index prior to and through the grant date and the last trading day of each of the relevant measurement periods, as the case may be.

  Ex.1 - Assume that for the period from the grant date through June 30, 2016 the beginning and ending prices per share of Common Stock (determined as provided above) are $9.50 and $12.00 respectively, and the beginning and ending "IXIC are 3,660 and 3,750, respectively. Assume no dividends are paid by the Company during the period. Therefore, $100 invested in Common Stock at the beginning of the period is worth $126 at the end, a 26% return, and $100 invested in "IXIC at the beginning of the period is worth $103 at the end, a return of 3%. Therefore, the performance return on the price per share of Common Stock exceeds the performance return on the NASDAQ Composite Index so if you are in continued service to the Company on June 30, 2016 you will earn and vest as to 25% of the TSR Performance Shares.

  Ex.2 - Assume that for the period from the grant date through June 30, 2017, the beginning and ending prices per share of Common Stock (determined as provided above) are $9.50 and $8.00, respectively, and the beginning and ending "IXIC are 3, 660 and 3,250, respectively. Assume no dividends are paid by the Company during the period. Therefore, $100 invested in Common Stock at the beginning of the period is worth $84 at the end, (-16%) return, and $100 invested in "IXIC at the beginning of the period is worth $89 at the end, (-11%) return. The performance return on the price per share of Common Stock compared with the "IXIC is (-5%) worse than the performance return on the NASDAQ Composite Index. Therefore, the total number of TSR Performance Shares for the period is reduced by 10% (5% x 2) and 90% of the 50% of the TSR Performance Shares eligible to be earned during such measurement period, or 45% of the total number of TSR Performance Shares will be earned and vest, if you were in continuous service to the Company through June 30, 2017.

  Share Retention: You agree to acquire and retain an ownership interest in Common Stock which is equal in value to one times the amount of your base salary in Paragraph 2(a). Shares counted for this purpose will consist of shares of Common Stock you own directly by whatever means acquired, shares under unvested RSUs that are subject only to time-based vesting, shares held in a 401(k) or similar plan, and shares acquired under the Company's Employee Stock Purchase Plan. You will have five years from your start date in which to meet this stock ownership threshold. If at any time thereafter, while you remain SVP of Global Sales of the Company, your aggregate share ownership as defined in this Paragraph 4(b) should fall below the threshold, you agree to retain shares as they vest and you acquire them, and not to sell any of your shares of Common Stock, until your share ownership exceeds the threshold. In the event of a termination of your employment, or a Corporate Transaction, this Paragraph 3(b) shall become inapplicable.

  Corporate Transaction: In the event that you are subject to an Involuntary Termination (as defined below) within one year following a Corporate Transaction (as defined in the 2012 plan):

    if the condition in Paragraph 4(a)(iii) has been met as of the closing date of the Corporate Transaction (based on the price per share of Common Stock being paid in such transaction), vesting shall accelerate with respect to the percentage of then unvested RSUs still subject to the condition in Paragraph 4(a)(iii)(B) , which equals 100% times the quotient of the number of months from the grant date to such closing date divided by 48, and the remainder of the unvested RSUs will continue to vest in accordance with the original vesting schedule, subject only to your continued service subsequent to the Corporate Transaction;

    any TSR Performance Shares for which the performance conditions in Paragraph 4(a)(iv) have been met as of the closing date of the Corporate Transaction (based on the price per share of Common Stock being paid in such transaction) shall be settled by delivery of the corresponding number of shares of Common Stock, and all other unvested TSR Performance Shares shall vest over the remainder of the original period expiring June 30, 2018, subject only to your continued service subsequent to the Corporate Transaction with no further performance conditions; and

    all remaining unvested options and RSUs granted under paragraph 4a(i) and 4a(ii), as of the closing date of the Corporate Transaction shall continue to vest thereafter subject only to your continued employment or other association with the Company and if, your employment is terminated without Cause (as defined below) within 12 months following a Corporate Transaction of the Company , all of your remaining unvested options and RSUs granted under Paragraph 4 will vest in full.

  "Involuntary Termination" means any of the following events: (i) without your express written consent, a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction; (ii) without your express written consent, a material reduction by the Company (or its successor) of your base salary as in effect immediately prior to such reduction; (iii) without your express written consent, a material reduction by the Company (or its successor) in the kind or level of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) without your express written consent , your relocation to a facility or a location more than 25 miles from our San Jose, CA location immediately prior to such relocation; or (v) any purported termination of you other than for Cause (as defined below); and

  "Cause" means: (i) any act of personal dishonesty taken by you in connection with your responsibilities in your service to the Company which is intended to result in your personal enrichment ; (ii) your conviction of a felony ; (iii) any act by you that constitutes material misconduct and is injurious to the Company; (iv) any breach of fiduciary duty to the Company , (v) a material breach of any agreement with the Company , or (vi) your initiating litigation against the Company.

5.    Benefits. The Company will make available to you standard vacation, medical and dental insurance benefits. The Company will also make available to you a 401(k) Plan. You are eligible for benefits on the first day of your employment. Medical benefits will start on your date of hire and your dental will start on the first day of the month following your date of hire. You will be eligible to participate in the employee stock purchase plan upon enrollment by February 1st or August 1st of any year.

6.    Standard Confidentiality and Inventions Assignment Agreement. Like all Company employees , you will be required to sign the Company's standard Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement ") relating to protection of the Company's proprietary and confidential information and assignment of inventions.

7.    At-Will Employment. You will continue to be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason without further obligation or liability to either party. Such termination will not affect the parties' respective obligations under the Confidentiality Agreement. You will receive the Company's Employee Handbook with all of our policies and procedures on your first day of employment, which Employee Handbook as in effect from time-to- time will be a part of the terms of your employment with the Company.

8.    No Outside Consulting. You agree to not sit on any board of directors, or do any outside consulting work for any other person or Company while employed full-time at the Company other than with the advance written approval of the Chief Executive Officer of the Company.

9.    Background Check. This offer letter is contingent upon the results of a background check and the completion of your reference checks and may be rescinded at any time in the event the background check fails to meet the employment qualifications of the Company.

10.    Expiration Date. If not accepted, this offer will expire on January 8, 2015.

11.    Start Date. Your new position will be become effective as of January 12, 2015.

Please indicate your acceptance by signing and returning a copy of the signed letter to me via e-mail or facsimile at 408-436-6417.

Congratulations on your new assignment!

Sincerely,

By:_____________________
Vikram Verma
Chief Executive Officer

ACCEPTED:

_________________________
Puneet Arora
Date: _____________________